EXHIBIT 99.1

Sucampo Announces Third Quarter 2014 Financial Results

Strong Revenue and Sales Growth for AMITIZA

Raises 2014 Earnings Guidance, Excluding Special Items

CEO Peter Greenleaf to Provide Update on Significant Progress Against Strategic Plan

Sucampo to host conference call today at 8:30 am Eastern

BETHESDA, Md., Nov. 6, 2014 (GLOBE NEWSWIRE) -- Sucampo Pharmaceuticals, Inc. (Sucampo) (Nasdaq:SCMP) today reported consolidated financial results for the third quarter and nine months ended September 30, 2014. Sucampo reported year over year growth of 49% to $31.5 million in total revenue, 24% to $16.8 million in product royalty revenue and 118% to $11.7 million in product sales. Sucampo also reported net income of $1.5 million and fully-diluted earnings per share (EPS) of $0.03 during the third quarter of 2014.

Sucampo raised its full year 2014 earnings guidance to $15.0 million to $20.0 million net income, excluding special items, versus previous guidance of $4.0 million to $6.0 million. During the third quarter of 2014, Sucampo recorded a non-cash impairment to its intangible assets of $5.6 million to reflect a reduction in the expected future cash flows received from the sales of RESCULA for the approved indication, which Sucampo has ceased marketing, and no further orders have been made. Details of the impairment charge are discussed in the Cost of Goods and R&D expenses sections below.

	Three Months Ended September 30,	Nine Months Ended September 30,
(In thousands, except per share data)	2014	2014
Total revenues	$ 31,463	$ 77,693
GAAP Diluted EPS	0.03	0.09
Non-GAAP Diluted EPS that exclude RESCULA intangible non-cash impairment[1]	0.14	0.20
GAAP net income[2]	1,480	3,846
Non-GAAP net income that excludes RESCULA intangible non-cash impairment	6,282	8,648

1. Sucampo is providing certain 2014 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors' understanding of Sucampo's performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.
2. Net income is attributable to Sucampo Pharmaceuticals, Inc. on a consolidated basis.

"In the third quarter, Sucampo's strong financial performance continued, and I am pleased that we made significant progress against our strategy," said Peter Greenleaf, Chief Executive Officer of Sucampo. "Our total revenue grew 49% driven by AMITIZA's continued growth in the US and Japan. The prospects for additional growth of the product are greater than ever given the agreements we signed this quarter: creating a global partnership with Takeda, expanding the current AMITIZA agreement with Takeda for North America, and settling our generic litigation. This is a time of great opportunity for Sucampo, as we continue to execute on our strategy with a focus on the development of our pipeline and the diversification of our science."

Third Quarter 2014 Operational Review

AMITIZA

United States (U.S.)

  AMITIZA® (lubiprostone) total prescriptions were 342,020, an increase of 4.2%, compared to the third quarter of 2013. Net sales of AMITIZA, reported by Takeda Pharmaceuticals U.S.A., Inc. (Takeda) for royalty calculation purposes, increased 22% to $88.5 million for the third quarter of 2014, compared to $72.5 million in the same period of 2013. Net sales of AMITIZA, reported by Takeda for royalty calculation purposes, increased 18% to $240.5 million for the first nine months of 2014, compared to $204.1 million in the same period of 2013.

  Launched a pilot direct-to-consumer (DTC) advertising campaign with Takeda in select U.S. markets for AMITIZA.

  Sucampo, Takeda and R-Tech Ueno, Ltd. (RTU) entered into a settlement and license agreement with Anchen Pharmaceuticals, Inc., Par Pharmaceutical, Inc. and Par Pharmaceutical Companies, Inc. that resolved patent litigation among the parties related to AMITIZA 8 mcg and 24 mcg soft gelatin capsules.

  Signed an extension to our existing collaboration and license agreement with Takeda covering the U.S. and Canada for AMITIZA.

Global Markets

  In Japan, Sucampo's revenue from sales of AMITIZA to Abbott Japan Co., Ltd. (Abbott) for the third quarter of 2014 was $8.9 million, an increase of $3.7 million compared to the same period of 2013. Sucampo's revenue from sales of AMITIZA to Abbott for the first nine months of 2014 was $22.2 million, an increase of $11.5 million compared to the same period of 2013. Sucampo also announced that it had earned a $2.5 million milestone payment from Abbott, pursuant to the existing license, commercialization and supply agreement. The milestone payment was triggered by the first occurrence of annual net sales of lubiprostone for chronic idiopathic constipation (CIC) in Japan exceeding JPY 5.0 billion.

  Entered into a global license, development, commercialization and supply agreement for AMITIZA with Takeda which expanded Takeda's exclusive rights to all global markets except Japan and the People's Republic of China.

  Signed an exclusive global manufacturing and supply agreement with RTU for clinical and commercial supplies of AMITIZA in most global markets.

  In the European Union (E.U.), the Mutual Recognition Procedure (MRP) started on October 31st to obtain approval in additional E.U. countries for AMITIZA for CIC. The MRP is anticipated to be completed in the first half of 2015.

  In Canada, Sucampo filed AMITIZA for the CIC and opioid-induced constipation (OIC) indications with Health Canada. A decision is anticipated in the second half of 2015.

Research and Development

  In October, four abstracts on lubiprostone were presented at the American College of Gastroenterology 2014 Annual Scientific Meeting.

Corporate

  Peter Kiener, D. Phil was appointed Chief Scientific Officer.

  Mr. Matthias Alder was appointed Executive Vice President, Business Development & Licensing.

  Steven Caffé, M.D. was appointed Senior Vice President, Regulatory Affairs.

  Cary Claiborne, Chief Financial Officer (CFO), will leave Sucampo on November 7. A search for a new CFO is ongoing.

Third Quarter 2014 Financial Review

  Net income was $1.5 million, or $0.03 per diluted share, for the third quarter of 2014 compared to a net income of $1.5 million, or $0.04 per diluted share, in the same period in 2013. Net income was $3.8 million, or $0.09 per diluted share, for the first nine months of 2014 compared to a net income of $4.7 million, or $0.11 per diluted share, in the same period in 2013.

  Total revenues were $31.5 million for the third quarter of 2014 compared to $21.2 million in the same period in 2013, an increase of 49%. Total revenues were $77.7 million for the first nine months of 2014 compared to $65.1 million in the same period in 2013, an increase of 19%. The increase for both periods was primarily due to higher royalty revenue on AMITIZA net sales in the U.S. and the growth of AMITIZA sales in Japan as well as a $2.5 million milestone earned in Japan. The increase for the nine months in 2014 royalty revenues and product sales from the same period in 2013 were offset by the 2013 receipt of the $10.0 million milestone payment from Takeda upon the first commercial sale of AMITIZA for OIC.

  Costs of goods sold were $5.0 million for the third quarter of 2014 compared to $6.3 million for the same period of 2013, a decrease of 21%. The decrease was primarily due to a $3.0 million non-cash write-off of RESCULA inventory in the prior year period which did not reoccur, partially offset by higher product purchases expenses as a result of increased volume of AMITIZA sales in Japan. Costs of goods sold were $12.2 million for the first nine months of 2014 compared to $9.5 million for the same period of 2013, an increase of 29%. The increase for the nine months was primarily due to increased volume of AMITIZA sales in Japan partially offset by the $3.0 million non-cash write-off of RESCULA inventory in the prior year which did not reoccur.

  Intangible assets impairment was $5.6 million for the third quarter of 2014 compared to nil for the same period of 2013. The non-cash impairment reflects a reduction in the expected future cash flows received from the sales of RESCULA in the FDA approved indication, which is no longer marketed and for which no orders have been placed for additional inventory.

  R&D expenses were $5.3 million for the third quarter of 2014 compared to $4.5 million for the same period of 2013, an increase of 18%. R&D expenses were $14.7 million for the first nine months of 2014 compared to $14.5 million for the same period of 2013, an increase of 1%. The increase for both periods was primarily due to increased costs of our lubiprostone pediatric trial.

  G&A expenses were $8.1 million for the third quarter of 2014 compared to $5.4 million for the same period of 2013, an increase of 49%. G&A expenses were $23.6 million for the first nine months of 2014 compared to $18.6 million for the same period of 2013, an increase of 27%. The increase for both periods was primarily due to a significant increase in legal fees incurred prosecuting a patent infringement lawsuit filed by us in February 2013. The increase for the nine months was partially offset by a reduction in pharmacovigilance costs that were associated with launching AMITIZA in Japan in 2013.

  Selling & Marketing expenses were $3.8 million for the third quarter of 2014 compared to $6.0 million for the same period of 2013, a decrease of 37%. Selling & Marketing expenses were $11.5 million for the first nine months of 2014 compared to $16.0 million for the same period of 2013, a decrease of 28%. The decrease for both periods was primarily due to the replacement of our in-house sales force with a lower-cost contract sales force in 2014 and a $1.5 million non-cash write-off of RESCULA in samples in the prior year that did not reoccur this year. The decrease for the first nine months of 2014 was partially offset by increased commercialization costs in Europe for AMITIZA.

Earnings Excluding Special Items

Net income excluding special items for the third quarter of 2014 was $6.3 million, or $0.14 per diluted share, compared to a net income of $4.0 million, or $0.09 per diluted share, in the third quarter of 2013. Net income excluding special items for the first nine months of 2014 was $8.6 million, or $0.20 per diluted share, compared to a net income of $7.0 million, or $0.16 per diluted share, in the first nine months of 2013.

Non-GAAP (generally accepted accounting principles) EPS for the third quarter and nine months ended September 30, 2014 of $0.14 and $0.20, respectively, exclude RESCULA intangible impairment.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the tables that follow.

	Three Months Ended September 30,	Nine Months Ended September 30,
(In thousands, except per share data)	2014	2014
EPS
GAAP Diluted EPS	$ 0.03	$ 0.09
Difference[3]	0.11	0.11
Non-GAAP Diluted EPS that exclude RESCULA intangible non-cash impairment[1]	0.14	0.20

Net income
GAAP net income[2]	$ 1,480	$ 3,846
Difference	4,802	4,802
Non-GAAP net income that excludes RESCULA intangible non-cash impairment	6,282	8,648

Increase in net income due to excluded items:
Net increase in income before taxes	$ (5,631)	$ (5,631)
Estimated income tax expense	829	829
Increase in net income	(4,802)	(4,802)

3.Represents the difference between calculated GAAP EPS and calculated non-GAAP EPS, which may be different than the amount calculated by dividing the impact of the excluded items by the weighted-average shares for the period.

Cash, Cash Equivalents, Restricted Cash and Marketable Securities

At September 30, 2014, cash, cash equivalents, restricted cash and investments were $106.4 million compared to $95.9 million at December 31, 2013. At September 30, 2014, notes payable were $48.1 million, compared to $52.7 million at December 31, 2013, including current notes payable of $26.3 million at September 30, 2014 and $26.9 million at December 31, 2013.

Guidance

Sucampo today increased its earnings guidance for 2014. Sucampo now expects full year 2014 GAAP net income, excluding special items to be in the range of $15.0 million to $20.0 million, or $0.35 to $0.45 per diluted share.

Company to Host Conference Call Today

Sucampo will host a conference call and webcast today at 8:30 am Eastern. To participate on the live call, please dial 866-953-6858 (domestic) or 617-399-3482 (international), and provide the participant passcode 19360046, five to ten minutes ahead of the start of the call. A replay of the call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 888-286-8010 (domestic) or 617-801-6888 (international), passcode 31546071. Investors interested in accessing the live audio webcast of the teleconference may do so at http://investor.sucampo.com and should log on before the teleconference begins in order to download any software required. The archive of the teleconference will remain available for 30 days.

About lubiprostone (AMITIZA®)

AMITIZA (lubiprostone) is a prostone, and is a locally acting chloride channel activator, indicated in the U.S. for the treatment of CIC in adults and OIC in adults with chronic, non-cancer pain (24 mcg twice daily). The effectiveness in patients with OIC taking diphenylheptane opioids (e.g., methadone) has not been established. AMITIZA is also indicated in the U.S. for irritable bowel syndrome with constipation (8 mcg twice daily) in women 18 years of age and older. In Japan, AMITIZA (24 mcg twice daily) is indicated for the treatment of chronic constipation (excluding constipation caused by organic diseases). In the United Kingdom (U.K.), AMITIZA (24 mcg twice daily) is indicated for the treatment of CIC and associated symptoms in adults, when response to diet and other non-pharmacological measures (e.g., educational measures, physical activity) are inappropriate. In Switzerland, AMITIZA (24 mcg twice daily) is indicated for the treatment of CIC in adults and for the treatment of OIC and associated signs and symptoms such as stool consistency, straining, constipation severity, abdominal discomfort, and abdominal bloating in adults with chronic, non-cancer pain. The efficacy of AMITIZA for the treatment of OIC in patients taking opioids of the diphenylheptane class, such as methadone, has not been established.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc. is focused on the development and commercialization of medicines that meet major unmet medical needs of patients worldwide. Sucampo has two marketed products – AMITIZA and RESCULA® – and a pipeline of product candidates in clinical development. A global company, Sucampo is headquartered in Bethesda, Maryland, and has operations in Japan, Switzerland and the U.K. For more information, please visit www.sucampo.com.

The Sucampo logo is the registered trademark and the tagline, The Science of Innovation, is a registered/pending trademark of Sucampo AG.

AMITIZA is a registered trademark of Sucampo AG. RESCULA is a registered trademark of R-Tech Ueno, Ltd, and has been licensed to Sucampo AG.

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Sucampo Forward-Looking Statement

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential, future financial and operating results, and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the impact of pharmaceutical industry regulation and health care legislation; the ability of Sucampo to develop and commercialize existing and pipeline products; Sucampo's ability to accurately predict future market conditions; dependence on the effectiveness of Sucampo's patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally; the effects of competitive products on Sucampo's products; and the exposure to litigation and/or regulatory actions.

No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Sucampo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this presentation should be evaluated together with the many uncertainties that affect Sucampo's business, particularly those mentioned in the risk factors and cautionary statements in Sucampo's most recent Form 10-K as filed with the Securities and Exchange Commission on March 12, 2014 as well as its filings with the Securities and Exchange Commission on Form 10-Q and 8-K, which Sucampo incorporates by reference.

Sucampo Pharmaceuticals, Inc.
Consolidated Statements of Operations and Comprehensive Income (unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Revenues:
Research and development revenue	$ 1,797	$ 2,027	$ 5,281	$ 16,288
Product royalty revenue	16,811	13,595	44,200	37,271
Product sales revenue	11,717	5,378	25,572	10,994
Co-promotion revenue	936	--	2,021	61
Contract and collaboration revenue	202	163	619	490
Total revenues	31,463	21,163	77,693	65,104

Costs and expenses:
Costs of goods sold	4,974	6,267	12,163	9,457
Intangible assets impairment	5,631	--	5,631	--
Research and development	5,297	4,474	14,684	14,528
General and administrative	8,117	5,440	23,571	18,635
Selling and marketing	3,801	6,026	11,461	15,967
Total costs and expenses	27,820	22,207	67,510	58,587

Income (loss) from operations	3,643	(1,044)	10,183	6,517
Non-operating income (expense):
Interest income	26	20	106	63
Interest expense	(384)	(461)	(1,176)	(1,449)
Other income (expense), net	519	183	143	2,203
Total non-operating income (expense), net	161	(258)	(927)	817

Income (loss) before income taxes	3,804	(1,302)	9,256	7,334
Income tax (provision) benefit	(2,324)	2,825	(5,410)	(2,641)
Net income	$ 1,480	$ 1,523	$ 3,846	$ 4,693

Net income per share:
Basic	$ 0.03	$ 0.04	$ 0.09	$ 0.11
Diluted	$ 0.03	$ 0.04	$ 0.09	$ 0.11
Weighted average common shares outstanding:
Basic	43,796	41,863	43,613	41,644
Diluted	43,796	42,787	43,613	42,662

Comprehensive income:
Net income	$ 1,480	$ 1,523	$ 3,846	$ 4,693
Other comprehensive income (loss):
Unrealized gain (loss) on investments, net of tax effect	(5)	18	--	(16)
Foreign currency translation	287	(253)	42	(387)
Comprehensive income	$ 1,762	$ 1,288	$ 3,888	$ 4,290

Sucampo Pharmaceuticals, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands, except share data)

	September 30,	December 31,
	2014	2013
ASSETS

Current assets:
Cash and cash equivalents	$ 56,087	$ 44,102
Investments, current	8,857	16,003
Product royalties receivable	16,811	14,829
Unbilled accounts receivable	2	1
Accounts receivable, net	8,453	5,407
Prepaid and income taxes receivable	3,678	9
Deferred tax assets, current	--	2,028
Deferred charge, current	377	673
Restricted cash, current	26,114	26,115
Inventory	133	209
Prepaid expenses and other current assets	3,550	3,977
Total current assets	124,062	113,353

Investments, non-current	13,046	7,219
Property and equipment, net	882	1,156
Intangible assets, net	157	6,438
Deferred tax assets, non-current	1,436	1,212
Deferred charge, non-current	2,261	4,540
Restricted cash, non-current	2,313	2,471
Other assets	461	488
Total assets	$ 144,618	$ 136,877

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 5,924	$ 7,614
Accrued expenses	7,160	5,682
Deferred revenue, current	2,047	1,365
Income tax payable	--	701
Notes payable, current	26,342	26,892
Other current liabilities	2,436	358
Total current liabilities	43,909	42,612

Notes payable, non-current	21,741	25,828
Deferred revenue, non-current	5,457	6,169
Deferred tax liability, non-current	343	2,066
Other liabilities	1,512	1,233
Total liabilities	72,962	77,908

Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized at September 30, 2014 and December 31, 2013; no shares issued and outstanding at September 30, 2014 and December 31, 2013	--	--
Class A common stock, $0.01 par value; 270,000,000 shares authorized at September 30, 2014 and December 31, 2013; 44,330,465 and 43,315,749 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	443	432
Class B common stock, $0.01 par value; 75,000,000 shares authorized at September 30, 2014 and December 31, 2013; no shares issued and outstanding at September 30, 2014 and December 31, 2013	--	--
Additional paid-in capital	80,897	72,109
Accumulated other comprehensive income	15,643	15,601
Treasury stock, at cost; 524,792 and 524,792 shares	(2,313)	(2,313)
Accumulated deficit	(23,014)	(26,860)
Total stockholders' equity	71,656	58,969
Total liabilities and stockholders' equity	$ 144,618	$ 136,877

Sucampo Pharmaceuticals, Inc.
Key Segment Information (unaudited)

(In thousands)	Americas	Europe	Asia	Consolidated
Three Months Ended September 30, 2014
Research and development revenue	$ 1,797	$ --	$ --	$ 1,797
Product royalty revenue	16,811	--	--	16,811
Product sales revenue	170	142	11,405	11,717
Co-promotion revenue	936	--	--	936
Contract and collaboration revenue	141	51	10	202
Total revenues	19,855	193	11,415	31,463
Costs of goods sold	79	318	4,577	4,974
Intangible assets impairment	1,502	4,129	--	5,631
Research and development expenses	2,733	1,893	671	5,297
Depreciation and amortization	140	116	7	263
Other operating expenses	8,626	2,630	399	11,655
Income (loss) from operations	6,775	(8,893)	5,761	3,643
Interest income	24	2	--	26
Interest expense	(343)	--	(41)	(384)
Other non-operating income (expense), net	29	(443)	933	519
Income (loss) before income taxes	$ 6,485	$ (9,334)	$ 6,653	$ 3,804
Capital expenditures	$ 13	$ --	$ --	$ 13

Three Months Ended September 30, 2013
Research and development revenue	$ 2,027	$ --	$ --	$ 2,027
Product royalty revenue	13,595	--	--	13,595
Product sales revenue	170	17	5,191	5,378
Co-promotion revenue	--	--	--	--
Contract and collaboration revenue	141	12	10	163
Total revenues	15,933	29	5,201	21,163
Costs of goods sold	3,389	4	2,874	6,267
Research and development expenses	3,860	(305)	919	4,474
Depreciation and amortization	309	47	8	364
Other operating expenses	8,893	1,646	563	11,102
Income (loss) from operations	(518)	(1,363)	837	(1,044)
Interest income	18	2	--	20
Interest expense	--	(417)	(44)	(461)
Other non-operating income, net	6	95	82	183
Income (loss) before income taxes	$ (494)	$ (1,683)	$ 875	$ (1,302)
Capital expenditures	$ 9	$ 4	$ --	$ 13

Nine Months Ended September 30, 2014
Research and development revenue	$ 5,281	$ --	$ --	$ 5,281
Product royalty revenue	44,200	--	--	44,200
Product sales revenue	551	297	24,724	25,572
Co-promotion revenue	2,021	--	--	2,021
Contract and collaboration revenue	424	165	30	619
Total revenues	52,477	462	24,754	77,693
Cost of goods sold	375	357	11,431	12,163
Intangible assets impairment	1,502	4,129	--	5,631
Research and development expenses	7,565	4,528	2,591	14,684
Depreciation and amortization	514	448	22	984
Other operating expenses	25,306	7,364	1,378	34,048
Income (loss) from operations	17,215	(16,364)	9,332	10,183
Interest income	67	6	33	106
Interest expense	(1,054)	--	(122)	(1,176)
Other non-operating expense, net	31	547	(435)	143
Income (loss) before income taxes	$ 16,259	$ (15,811)	$ 8,808	$ 9,256
Capital expenditures	$ 58	$ 2	$ 2	$ 62

Nine Months Ended September 30, 2013
Research and development revenue	$ 16,288	$ --	$ --	$ 16,288
Product royalty revenue	37,271	--	--	37,271
Product sales revenue	277	37	10,680	10,994
Co-promotion revenue	61	--	--	61
Contract and collaboration revenue	424	34	32	490
Total revenues	54,321	71	10,712	65,104
Cost of goods sold	3,465	12	5,980	9,457
Research and development expenses	6,446	4,307	3,775	14,528
Depreciation and amortization	543	548	26	1,117
Other operating expenses	27,368	3,374	2,743	33,485
Income (loss) from operations	16,499	(8,170)	(1,812)	6,517
Interest income	54	8	1	63
Interest expense	--	(1,326)	(123)	(1,449)
Other non-operating income (expense), net	(9)	(169)	2,381	2,203
Income (loss) before income taxes	$ 16,544	$ (9,657)	$ 447	$ 7,334
Capital expenditures	$ 40	$ 110	$ 3	$ 153
CONTACT: Sucampo Pharmaceuticals, Inc.
         Silvia Taylor
         Senior Vice President,
         Investor Relations and Corporate Communications
         1-240-223-3718
         staylor@sucampo.com